                                                                    EXHIBIT 10.1

                     [LETTERHEAD OF ST. JOHN KNITS, INC.]


July 22, 1996


Mr. David Frankel
3002 Third Street, Apt. 207
Santa Monica, CA  90405

Dear David:

On behalf of St. John Knits, Inc. ("St. John" or the "Company"), I am pleased to confirm our offer of employment as Executive Vice President of St. John Knits. The terms and conditions of your employment are as follows:

(1) As Executive Vice President of St. John, you will be responsible for sales, marketing, and expansion of St. John. These responsibilities may be changed from time to time as appropriate. Initially, you will report to Kelly Gray, President and Bob Gray, Chairman.

(2) Your starting base salary will be $20,833.34 per month or $250,000.00 on an annualized basis, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed from time to time and may be adjusted (up or down) at the Company's discretion in light of the Company's performance, your performance, market conditions and other conditions deemed relevant by the Company. You are also eligible for a monthly expense amount, performance or discretionary bonus, and stock options of up to 50,000 shares by the Company. Any such stock options will be covered and subject to a separate agreement. See attached Amendment of Understanding-Stock Options. The Company will pay you a moving allowance of $12,500.00.

(3) In addition to your base compensation and specified perquisites, you will also be eligible for 2 weeks vacation for the first year, holidays, health plan and other employee benefits, all under the terms of the then-existing Company policies, commensurate with other employees at the same level as you.

(4) In accordance with our policies and state and federal law, this offer of employment is contingent upon your successful completion of all requirements to establish the legal right to work in the United States.

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(5)  Your employment is for an unspecified term and is to continue only at the mutual will of both you and the Company. This means that either you or the Company may terminate the employment relationship at will at any time, for any reason, with or without cause or notice. This at-will aspect of your employment, which includes the right of the Company to demote, transfer or otherwise discipline with or without cause or notice, may not be modified, amended or rescinded except by an individual written agreement to the contrary signed by both you and the Chairman of the Company.

(6) You will be reviewed within the first three (3) months and should the Company elect to terminate your employment without cause at or before that time, the Company will continue to pay your base salary (but not any other compensation or benefits) on its regular payroll dates for a period of one hundred eighty (180) days. If you are terminated any time in the first year, you will receive six (6) months severance pay.

(7) You will be required to observe St. John's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflict, the terms of this letter will control.

(8) St. John owns certain trade secrets and other confidential and/or proprietary information. Except as required in the performance of your duties, you will not at any time during or after your employment use, disclose or disseminate any such information relating to the Company, or its products, methods or procedures. This includes the list of names of suppliers and garment contractors who have relationships with St. John, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, and order forms. You shall deliver to the Company any and all copies of confidential information, or other Company property, upon the termination of the employment relationship, or at any other time upon the Company's request.

(9) To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its directors, officers, employees or agents) relating to or arising out of your employment or the cessation of your employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the National Rules for the Resolution of Employment Disputes of the American


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                                      -3-


Arbitration Association as the exculsive remedy for such controversy, claim or dispute. Possible disputes covered by the above include (but are not limited to) wage, contract, discrimination, and other employment-related claims under laws known as Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, Americans With Disabilities Act, Age Discrimination in Employment Act, and any other statutes or laws relating to an employee's relationship with his employer. However, claims for workers' compensation benefits and unemployment insurance are not covered by this arbitration agreement, and such claims may be presented by you to the appropriate court or state agency as provided by California law. Judgment on the award issued by the arbitrator may be entered in any court having jurisdiction thereof.

(10) This letter and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between you and the Company regarding your employment. This letter sets forth the complete agreement between you and the Company regarding your employment, and may only be amended by a writing signed by you and the Chairman.

(11) We look forward to your starting work at the Company Headquarters in Irvine on August 5, 1996.

Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

Sincerely,

ST. JOHN


/s/ BOB GRAY
- ------------
Bob Gray
Chairman



I ACCEPT ST JOHN'S OFFER OF EMPLOYMENT UPON THE TERMS AND CONDITIONS SET FORTH ABOVE.

Dated: 7/29    , 1996.        /s/ DAVID FRANKEL
       --------               ---------------------
                              David Frankel
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                                      -4-


                  AMENDMENT OF UNDERSTANDING - STOCK OPTIONS

TOTAL OPTIONS                       50,000 SHARES


OPTIONS TO BE ISSUED                6 MONTHS AFTER DATE OF EMPLOYMENT


SHARE PRICE                         THE PRICE AT THE DATE OF ISSUANCE


VESTING PERIOD                      1/3 EACH YEAR FOR 3 YEARS COMMENCING
                                    2/1/97.


SHOULD EMPLOYMENT BE TERMINATED BY EITHER PARTY IN THE FIRST SIX (6) MONTHS, THE STOCK OPTIONS ARE AUTOMATICALLY NULL AND VOID.




/s/ BOB GRAY                                  /s/ DAVID FRANKEL
- --------------------------------              --------------------------------
BOB GRAY                                      DAVID FRANKEL